Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-246197 pertaining to the CureVac N.V. Long-Term Incentive Plan, CureVac Virtual Share Plan and Employment Agreement between CureVac AG and a Former Employee of our report dated April 29, 2020, with respect to the consolidated financial statements of CureVac AG, included in the Registration Statement (Form F-1 No. 333-240076) of CureVac B.V., filed with the Securities and Exchange Commission.

/s/ Dr. Elia Napolitano	/s/ Steffen Maurer
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Munich, Germany

August 27, 2020